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EXHIBIT 10.28B
SECOND AMENDMENT
To THE
TRANSITIONAL employment agreement between
FIRST OAK BROOK BANCSHARES, INC. and
ROSEMARIE BOUMAN

RECITALS:

WHEREAS, effective January 26, 1999, First Oak Brook Bancshares, Inc. (“First Oak Brook”) and Rosemarie Bouman (the “Executive”) entered into a Transitional Employment Agreement (the “Agreement”);

WHEREAS, on August 25, 2006, First Oak Brook was merged (the “Merger”) with and into MBFI Acquisition Corp. (“Acquisition Corp”), a wholly owned subsidiary of MB Financial, Inc. (“MBFI”), pursuant to the Agreement and Plan of Merger, dated as of May 1, 2006, by and among MBFI, Acquisition Corp. and First Oak Brook, and immediately thereafter, Acquisition Corp. was merged with and into MBFI;

WHEREAS, effective August 25, 2006, the Agreement was amended (the “First Amendment”) to provide that the Executive would be entitled to receive a Retention Amount in the aggregate amount of $853,185 (“Retention Amount”), provided that the Executive remained employed through the end of a specified post-Merger transitional period (or such earlier date as mutually agreed upon by Executive and MBFI);

WHEREAS, notwithstanding the foregoing, it was MBFI’s intention at the time it entered into the First Amendment that the Executive would be entitled to receive the full Retention Amount, regardless of whether she remained employed through the end of the post-Merger transitional period or her employment terminated for any reason prior to the end of the post-Merger transitional period; and

WHEREAS, in order to better reflect the original intentions of the parties at the time of execution of the First Amendment, the parties wish to further amend the Agreement as provided hereinbelow.

NOW THEREFORE, in consideration of the premises and of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows effective as of August 25, 2006:

1.  Appendix B, which was added to the Agreement by the First Amendment, is amended and restated in its entirety to read as follows:

“APPENDIX B
EFFECT OF MERGER WITH MB FINANCIAL, INC.

This Appendix B shall become effective upon the effective date (“Effective Date”) of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of May 1, 2006, by and between MB

Financial, Inc. (“MBFI”), MBFI Acquisition Corp. and First Oak Brook Bancshares, Inc. Notwithstanding the provisions of this Agreement to the contrary:

(a) During the post-Merger transitional period (the period ending on the first to occur of six months after the systems conversion or the first anniversary of the Effective Date), MBFI will continue Executive’s employment on substantially the same economic terms and conditions as in effect at the time of the Merger, in such positions, with such duties and authority, as those contemplated by the post-Merger organization structure communicated by MBFI to its senior officers as of the Effective Date. In addition, Executive will receive any 2006 bonus payment in full at the January 2007 payment date, together with all previously earned and accrued but unpaid annual bonuses. During the post-Merger transitional period, Executive agrees that she will not have the right to resign due to “constructive discharge” under the Agreement.

(b) Notwithstanding the foregoing, regardless of whether Executive remains employed through the end of the post-Merger transitional period or her employment terminates for any reason prior to the end of the post-Merger transitional period, Executive will be entitled to receive a Retention Amount in the aggregate amount of $853,185 (“Retention Amount”). The Retention Amount is subject to reduction in accordance with Section 8 of the Agreement, in the event such amount would constitute an “excess parachute payment” subject to the 20% excise tax. The Retention Amount will be paid in a lump sum during the 30-day period following the first anniversary of the Merger. In the event of Executive’s death while employed during the post-Merger transitional period or thereafter but prior to full payment of Executive’s Retention Amount, Executive’s Retention Amount will be paid to Executive’s surviving spouse or other designated beneficiary. Upon payment of the Retention Amount, the Agreement shall terminate, provided that the provisions of Section 11 relating to indemnification shall survive such termination for legal actions against the Executive based on the performance or nonperformance of her duties under the Agreement prior to the Merger. It is acknowledged and agreed by the Executive that the Retention Amount is in lieu of and in complete satisfaction of all of the rights and benefits of the Executive under the Agreement other than the Executive’s right to indemnification under Section 11 to the extent provided in this Appendix B.

2.  The terms of the Agreement as in effect prior to this Second Amendment not amended hereby shall be and remain in full force and effect and not affected by this Amendment.

3. This Second Amendment may be executed in counterparts, each of which shall be an original and shall together constitute one agreement.

The parties have executed this Second Amendment on the ___ day of November, 2006, but effective as of August 25, 2006.

Executive	MB FINANCIAL, INC. (as successor to First Oak Brook Bancshares, Inc.)
/s/ Rosemarie Bouman Rosemarie Bouman	By: /s/ Jill E. York
Title: Vice President and Chief Financial Officer